Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL SERVICES CLOSES DEBT REFINANCING

PONTE VEDRA, Fla. (Nov. 10, 2016) — Advanced Disposal Services, Inc. (“Advanced Disposal”) (NYSE: ADSW) today announced that it has completed its previously-announced comprehensive debt refinancing plan, including $1.8 billion of new senior credit facilities (the “Senior Secured Credit Facilities”) and a 144A offering of $425 million aggregate principal amount of 5 5/8% Senior Notes due 2024 (the “2024 Senior Notes”).  Collectively, the new financings extend Advanced Disposal’s debt maturity profile and will result in approximately $20 million of annual cash interest savings.

The Senior Secured Credit Facilities include a $1.5 billion term loan B facility maturing 2023 and a $300 million revolving credit facility maturing 2021.  Advanced Disposal will use borrowings under the Senior Secured Credit Facilities, the net proceeds of 2024 Senior Notes, and a portion of the proceeds from the previously announced exercise of the underwriters’ option to purchase additional shares of common stock in connection with Advanced Disposal’s initial public offering, to (i) repay all outstanding indebtedness under its existing credit agreement, (ii) finance the purchase and redemption of all of its $550 million aggregate principal amount of 8¼% Senior Notes due 2020 (the “2020 Notes”), and (iii) pay tender and redemption premiums as well as transaction fees and expenses related to the debt refinancing.

Advanced Disposal also announced that pursuant to its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding 2020 Notes, it received tenders from holders of $352,313,000, or approximately 64.06%, of the aggregate principal amount of the 2020 Notes outstanding, by 5:00 p.m., New York City time, on November 8, 2016 (the “Early Tender Premium Deadline”).  All holders who validly tendered (and did not subsequently validly withdraw) their 2020 Notes at or prior to the Early Tender Premium Deadline and which were accepted for payment will receive total consideration equal to $1,045.00 per $1,000 principal amount of the 2020 Notes, plus accrued and unpaid interest from the most recent interest payment date for the 2020 Notes to, but not including, the Early Settlement Date for the Tender Offer, which is November 10, 2016.

Advanced Disposal has called for redemption all of the remaining 2020 Notes that were not purchased on the Early Settlement Date, in accordance with the redemption provisions of the indenture governing the 2020 Notes.  The redemption date for the remaining outstanding 2020 Notes will be December 10, 2016 (the “Redemption Date”). The redemption price for the remaining outstanding 2020 Notes will be 104.125% of the principal amount of the remaining outstanding 2020 Notes, or $1,041.25 per $1,000.00 principal amount of 2020 Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. In connection with the redemption, Advanced Disposal satisfied and discharged its obligations under the indenture for the 2020 Notes by depositing with the trustee sufficient funds to pay all amounts owed in connection with the redemption of the remaining outstanding 2020 Notes.

In connection with the closing of the debt refinancing, Advanced Disposal expects to record a charge in the fourth quarter of 2016 primarily related to the tender and call premium on the company’s 2020 Notes and non-cash charges for the write-off of a portion of debt issuance costs from prior financings.

The 2024 Senior Notes have not been registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Prospective purchasers that are qualified institutional buyers are hereby notified that the sellers of the 2024 Senior Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Advanced Disposal’s obligation to accept for purchase, and to pay for, any Notes pursuant to the Tender Offer is subject to a number of conditions that are set forth in the Offer to Purchase dated October 26, 2016 (the “Offer to Purchase”).  The complete terms and conditions of the Tender Offer are described in the Offer to Purchase, copies of which may be obtained from D.F. King & Co., Inc., the tender and information agent for the Tender Offer, at (800) 628-8538 (U.S. toll free) or, for banks and brokers, at (212) 269-5550. Questions regarding the terms of the Tender Offer may be directed to Deutsche Bank Securities Inc., the dealer manager for the Tender Offer, at (855) 287-1922 (U.S. toll free) and (212) 250-7527 (collect).

Forward-Looking Statements

This press release contains a number of forward-looking statements.  Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements.  These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets.  For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 16 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900

Matthew.Nelson@AdvancedDisposal.com